EXHIBIT 10.125
                              BLUEGREEN CORPORATION

                              EMPLOYMENT AGREEMENT

                                 JOHN F. CHISTE

     This AGREEMENT (the "Agreement") is made as of December 27, 2001 (the "Effective Date"), by and between Bluegreen Corporation, a Massachusetts corporation with its headquarters located in Boca Raton, Florida (the "Employer"), and John F. Chiste (the "Executive"). In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

     1. Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

     2. Capacity. The Executive shall serve the Employer as Chief Financial Officer. The Executive shall also serve the Employer in such other or additional offices as the Executive may be requested to serve by the Board of Directors of the Employer (the "Board of Directors") or the Chief Executive Officer. In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer as may be assigned or delegated to the Executive from time to time by or under the authority of the Board of Directors or the Chief Executive Officer.

     3. Term. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement (the "Term") shall be one (1) year from the Effective Date and shall be renewed automatically for periods of one (1) year commencing at the first anniversary of the Effective Date and on each subsequent anniversary thereafter, unless either the Executive or the Employer gives written notice to the other not less than sixty (60) days prior to the date of any such anniversary of such party's election not to extend the Term.

     4. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

          (a) Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the "Salary") at the annual rate of Two Hundred Fifty-Five Thousand Dollars ($255,000), subject to increase from time to time in the discretion of the Board of Directors or the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Salary shall be payable in periodic installments in accordance with the Employer's usual practice for its senior executives.

          (b) Bonus. Beginning with the fiscal year ending March 31, 2002, the Executive shall be eligible to receive a bonus (the "Target Bonus") under an annual incentive program established by the Board of Directors or the Compensation Committee with such terms as may be established in the sole discretion of the Board of Directors or Compensation Committee from time to time.


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          (c) Regular Benefits. The Executive shall also be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans, stock option, and other benefit plans which the Employer may from time to time have in effect for all or most of its senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time. Notwithstanding the foregoing, throughout the term the Employer shall maintain the split-dollar life insurance policy on the Executive as currently in effect.

          (d) Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

          (e) Indemnification. The Employer shall indemnify the Executive for acts taken in good faith in the performance of his duties under this Agreement to the extent provided in the Employer's articles of Incorporation and subject to any directors and officers insurance policy maintained by the Employer.

          (f) Golf Club. The Employer shall pay annual membership dues in a golf club of the Executive's choice.

     5. Extent of Service. During the Executive's employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board of Directors or the Chief Executive Officer, devote the Executive's full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer's interests and to the discharge of the Executive's duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors; provided that nothing in this Agreement shall be construed as preventing the Executive from:

          (a) investing the Executive's assets in any company or other entity in a manner not prohibited by Section 7(d) and in such form or manner as shall not require any material activities on the Executive's part in connection with the operations or affairs of the companies or other entities in which such investments are made; or

          (b) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive's ability to fulfill the Executive's duties and responsibilities under this Agreement.


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     6. Termination and Termination Benefits. Notwithstanding the provisions of
Section 3, this Section 6 shall govern the termination of the Executive's employment with the Employer under this Agreement during the Term. Upon termination of the employment of the Executive for any reason, the Company shall pay to the Executive any accrued but unpaid Salary and, if applicable, bonus and any accrued but unused vacation. For purposes of this Section 6, the Board of Directors may suspend the Executive from his employment and any and all capacities with the Employer while it contemplates taking action under this
Section 6. The Board of Directors' decision to suspend the Executive in such circumstances shall not constitute a violation of this Agreement.

          (a) Termination by the Employer for Cause. The Executive's employment under this Agreement may be terminated for Cause without further liability on the part of the Employer effective immediately upon a vote of the Board of Directors and written notice to the Executive. Only the following shall constitute "Cause" for such termination:

               (i) the indictment of, conviction of or plea of nolo contendere by the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud ("indictment," for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

               (ii) material violation of the policies and procedures of the Employer, including the Employer's policy on sexual harassment, as in effect from time to time;

               (iii) gross negligence, willful misconduct or insubordination of the Executive with respect to the Employer or any affiliate of the Employer; or

               (iv) material breach by the Executive of any of the Executive's obligations under this Agreement.

          (b) Termination by the Employer Without Cause. Subject to the payment of Termination Benefits pursuant to Section 6(c), the Executive's employment under this Agreement may be terminated by the Employer without Cause upon written notice to the Executive by a vote of the Board of Directors. The termination of the Executive's employment pursuant to written notice from the Employer that the Term of this Agreement shall not be extended, as provided in Section 3, shall constitute a termination by the Employer without Cause.

          (c) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of the Executive's employment with the Employer without Cause,


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     as provided in Section 6(b) above, the Employer shall provide to the
     Executive the following termination benefits ("Termination Benefits"):

               (i) continuation of the Executive's Salary at the rate then in effect pursuant to Section 4(a);

               (ii) continuation of participation in all employee benefit plans of the Employer, subject to the limitations and restrictions of each individual plan, contract or agreement, on the same terms as in effect prior to the termination of employment;

               (iii) payment of a portion of the Executive's COBRA continuation coverage, if elected by the Executive, equal to the Employer's share of such benefit payments as of the date of termination of employment;

               (iv) a payment equal to the average of the Target Bonus actually paid as to the most recently completed annual incentive period and the Target Bonus that would have been paid as to the annual incentive period in which the termination of employment takes place; and

               (v) notwithstanding the terms of any individual stock option agreement, the Executive may exercise any option that was exercisable by its terms as of the date of termination through the date which is the earlier of one year after the date of termination or ten years after the grant date of any such option.

     The Termination Benefits set forth in (i), (ii), and (iii) above shall continue for fifteen (15) months after the date of termination (the "Termination Benefits Period"). The Executive's Salary during the Termination Benefits Period shall be paid according to the normal payroll practices of the Employer. The payment described in (iv) above shall be paid at such time as the Target Bonus would be paid in the normal course as though the Executive was still in employment at such time. In the event of the death of the Executive during the Termination Benefits Period, any unpaid Termination Benefits shall be paid to the estate of the Executive. The Termination Benefits shall be offset by any amounts owed to the Employer by the Executive according to a schedule determined by mutual agreement between the Executive and the Board of Directors, except that in the absence of a mutual agreement, the Board of Directors may reduce such payments according to a schedule it determines in its sole discretion. The Employer's liability for Salary continuation pursuant to Section 6(c)(i) shall be reduced by the amount of any severance pay due or otherwise paid to the Executive pursuant to any severance pay plan or stay bonus plan of the Employer. Notwithstanding the foregoing, nothing in this Section 6(c) shall be construed to affect the Executive's right to receive COBRA continuation entirely at the Executive's own cost at the end of the Termination Benefits Period.

     Notwithstanding anything to the contrary in this Agreement, the Executive shall not be entitled to any Termination Benefit under this Agreement, including any Termination


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     Benefits payable subsequent to a Change of Control as described in Section
     6(e) below, unless the Executive first (i) enters into a valid and irrevocable separation agreement, including a release of all claims against the Employer and any affiliate of the Employer, in a form then acceptable to the Employer and substantially in the form attached hereto as Exhibit A, provided that the form of release is sufficient to effectuate the interests of the parties to this agreement, and (ii) resigns from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that the Executive then holds with the Employer and any affiliate of the Employer.

          (d) Death, Disability. The employment of the Executive shall terminate upon the death of the Executive. The Executive's estate shall be entitled to receive any Salary accrued but unpaid as of the date of death, any other amounts due, and a payment in lieu of the Target Bonus pro-rated for the period between the beginning of the bonus period and the date of death and determined by substituting for the annual target described in the annual incentive program the target established for the quarter in which the date of death occurs. Any such Bonus payment shall be made at such time as the Target Bonus would normally be paid. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions under this Agreement with or without reasonable accommodation, the Chief Executive Officer or the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive's full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer's policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of twelve (12) months following the termination of employment. The employment of the Executive with the Employer shall terminate upon the completion of the period described above and no other payments or benefits shall be payable under the terms of this Agreement. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer's determination of such issue shall be binding on the Executive. Nothing in this Section 6(d) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. ss.2601 et seq. and the Americans with Disabilities Act, 42 U.S.C.ss.12101 et seq.

          (e) Termination Pursuant to a Change of Control. If there is a Change of Control, as defined in Section 6(e)(i) below, during the Term, the provisions of this


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     Section 6(e) shall apply and shall continue to apply throughout the remainder of the term of this Agreement. If, within one (1) year following a Change of Control, the Executive's employment is terminated by the Executive for Good Reason or if the Executive's employment is terminated without cause (in accordance with Section 6(b) above), the Employer shall pay to the Executive (or the Executive's estate, if applicable) the payments described in Section 6(c) above in a single lump sum payment, subject to the Executive's compliance with the provisions of the last paragraph of Section 6(c).

               (i) Change of Control shall mean the occurrence of one or more of the following events:

                    (A) any "person" (as such term is used in Sections 13(d) and
               14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Employer, any trustee or other fiduciary holding securities under an employee benefit plan of the Employer, or any corporation owned, directly or indirectly, by the stockholders of the Employer, in substantially the same proportions as their ownership of stock of the Employer), directly or indirectly, of securities of the Employer, representing fifty percent (50%) or more of the combined voting power of the Employer's then outstanding securities; or

                    (B) persons who, as of the Effective Date, constituted the
               Employer's Board of Directors (the "Incumbent Board") cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a two-thirds majority of the Board of Directors, provided that any person becoming a director of the Employer subsequent to the Effective Date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Section 6(e), be considered a member of the Incumbent Board; or

                    (C) the stockholders of the Employer approve a merger or
               consolidation of the Employer with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of the Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Employer (or similar transaction) in which no "person" (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Employer's then outstanding securities; or


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                    (D) the stockholders of the Employer approve a plan of
               complete liquidation of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all of the Employer's assets.

               (ii) "Good Reason" shall be deemed to exist if one of the following occurs and the Executive complies with the requirements of
          Section 6(e)(iii) below:

                    (A) a reduction of the Executive's salary; or

                    (B) a significant change in the Executive's responsibilities or duties which constitutes, when compared to the Executive's responsibilities or duties before the Change of Control, a demotion; or

                    (C) a material loss of title or office.

               (iii) The Executive shall provide the Employer with reasonable notice and an opportunity to cure any of the events listed in Section 6(e)(ii) and shall not be entitled to compensation pursuant to this
          Section 6(e) unless the Employer fails to cure within 30 days following receipt of written notice; and

               (iv) It is the intention of the Executive and of the Employer that no payments by the Employer to or for the benefit of the Executive under this Agreement or any other agreement or plan, if any, pursuant to which the Executive is entitled to receive payments or benefits shall be nondeductible to the Employer by reason of the operation of Section 280G of the Code relating to parachute payments or any like statutory or regulatory provision. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G or any like statutory or regulatory provision, any such payments exceed the amount which can be deducted by the Employer, such payments shall be reduced to the maximum amount which can be deducted by the Employer. To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of the Executive, such excess payments shall be refunded to the Employer with interest thereon at the applicable Federal rate determined under
          Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be nondeductible to the Employer by reason of the operation of said
          Section 280G or any like statutory or regulatory provision. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G or any like statutory or regulatory provision, the Executive shall determine which method shall be followed, provided that if the Executive fails to make such determination within forty-five (45) days after the Employer has given notice of the need for such reduction, the Employer may determine the method of such reduction in its sole discretion.


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     7. Confidential Information, Noncompetition and Cooperation. The Executive
understands that the restrictions set forth in this Section 7 are intended to protect the Employer's interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose and, further, that the restrictions and obligations of this Section 7 shall continue and be effective without regard to any actual or alleged breach of this Agreement.

          (a) Confidential Information. As used in this Agreement, "Confidential Information" means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive's duties under Section 7(b).

          (b) Confidentiality. The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information. At all times, both during the Executive's employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive's duties to the Employer.

          (c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

          (d) Noncompetition. During the Term and for fifteen (15) months thereafter, the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined). For purposes of this


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     Agreement, the term "Competing Business" shall mean any timeshare resort, golf community or residential development within 25 miles of any timeshare resort, golf community or residential development which the Employer or any of its affiliates has had in the active process of development or has operated or is operating or proposes to operate or develop at any time during the two years prior to the termination of the employment of the Executive. Notwithstanding the foregoing, the Executive may own up to five percent (5%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

          (e) Nonsolicitation. During the Term and for fifteen (15) months thereafter, the Executive (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer (other than terminations of employment of subordinate employees undertaken in the course of the Executive's employment with the Employer); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer.

          (f) Nondisparagement. During the Term and thereafter, the Executive will refrain from directly or indirectly disparaging the Employer or any of its directors or employees.

          (g) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business. The Executive represents to the Employer that the Executive's execution of this Agreement, the Executive's employment with the Employer and the performance of the Executive's proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

          (h) Litigation and Regulatory Cooperation. During and after the Executive's employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall


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     reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 7(h).

          (i) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer.

     8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of or relating to the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful retaliation or employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Miami, Florida in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

     9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the exclusive jurisdiction of the Circuit Court of the State of Florida and the United States District Court for the Southern District of Florida. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

     10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

     11. Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall


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inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

     12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

     15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

     16. Governing Law. This contract shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles of such state. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.

     17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

                             SIGNATURE PAGE FOLLOWS


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

     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer, by its duly authorized officer, and by the Executive, as of the Effective Date.

                                        EMPLOYER: BLUEGREEN CORPORATION




Date: January 18, 2002                  By:  /S/ GEORGE F. DONOVAN
                                          ------------------------
                                           George F. Donovan
                                           President and Chief Executive Officer



                                        EXECUTIVE: JOHN F. CHISTE





Date: December 27, 2001                 /S/ JOHN F. CHISTE
                                        ------------------
                                        John F. Chiste

Exhibit A

                                     [Date]


[Employee Name and Address]

Dear _____:

     This letter agreement ("Agreement") will confirm the agreement that we have reached regarding your separation from employment. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release Bluegreen Corporation (the "Company") and related persons or entities from any claims and to permit you to receive fair and reasonable separation pay and related benefits.

     You are entering into this Agreement voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claim, even if the employer believes, as is the case here, that no such claims exist. You understand that you are giving up your right to bring any and all possible legal claims against the Company. Neither the Company nor you want your employment relationship to end with a legal dispute. By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you. To the contrary, the Company's willingness to enter into this Agreement demonstrates that it is continuing to deal with you fairly and in good faith.

     Regardless of whether you enter into this Agreement, you will be paid all earned but unpaid wages and accrued but unused vacation as of the Termination Date (as defined below). The Company also will reimburse you for any outstanding, reasonable business travel expenses you have incurred on the Company's behalf through your Termination Date, upon receipt of appropriate receipt documentation, pursuant to the Company's business expense reimbursement policy.

     With those understandings, you and the Company agree as follows:

     1. Termination

     Your employment with the Company terminates as of ________ (the "Termination Date"). As of the Termination Date, you also resign from all other positions, offices or directorships you may hold with the Company or any of its affiliated or related entities.

     You acknowledge your ineligibility for rehire. You agree that you will not knowingly apply for or otherwise seek or accept employment or serve or seek to serve as a consultant or independent contractor at any time with the Company or any of the Company's affiliated or related entities. You acknowledge and agree that your forbearance to seek future employment as just stated is purely contractual and in no way involuntary, discriminatory or retaliatory.


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

     2. Termination Benefits

     The Company will provide you with Termination Benefits in accordance with the terms of Section 6 of the Employment Agreement, dated as of _____, by and between you and the Company (the "Employment Agreement").

     Your eligibility to participate in any other employee benefit plans and programs sponsored by or made available to employees of the Company or its affiliated or related entities ceases effective on or after your Termination Date in accordance with applicable benefit plan terms and benefit practices. Your rights to benefits, if any, are governed by the terms of those benefit plans and programs.

     3. Tax Treatment

     The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

     4. Employment Agreement

     You agree that you shall continue to be bound by the provisions of Sections 7, 8 and 9 of the Employment Agreement.

     5. Release of Claims

     In consideration for, among other terms, the Termination Benefits, to which you otherwise would not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, and each of its and their current and former officers, directors, shareholders, employees, attorneys, accountants and agents in their official and personal capacities (collectively referred to as the "Releasees") generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown, that, as of the date that you sign this Agreement, you now have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees ("Claims"). This release includes, without limitation, all Claims for or relating to: your employment by and termination from the Company; wrongful discharge; breach of contract; retaliation or discrimination claims under federal, state or local law (including without limitation claims of age discrimination under the Age Discrimination in Employment Act); defamation or other torts; violation of public policy; wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits; and for damages of any sort, including, without limitation, compensatory damages, punitive damages and attorneys fees; provided, however, that this release shall not affect your rights under this Agreement.

     You agree that you shall not seek or accept reinstatement with, damages of any nature, or equitable or legal remedies, severance, incentive or retention pay, attorney's fees, or costs from the Releasees with respect to any Claim. As a material inducement to the Company to enter into this Agreement, you hereby represent that you have not heretofore assigned to any third party and you have not heretofore filed with any agency or court any Claim released by this Agreement.

     6. Confidentiality

     You agree to keep the existence and terms of this Agreement in the strictest confidence and not reveal, unless legally compelled to do so, the terms of this Agreement to any persons except your spouse, your attorney and your financial advisors, provided that they also agree to keep the information confidential. Nothing in this Section 6 shall be construed to prevent you from disclosing such matters to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order. Nothing contained herein shall be deemed to limit your rights under 29 U.S.C. ss. 626(f)(4).

     7. Communication Concerning Your Termination

     If asked about the circumstances of your separation of employment with the Company, you will state that your employment ended pursuant to mutual agreement and that you intend to pursue other interests, but you will not make any further comment about your employment separation.

     8. Suspension or Termination of Payments

     In the event that you fail to comply with your obligations under this Agreement or Sections 7, 8 or 9 of the Employment Agreement, in addition to any other legal remedies it may have for such breach the Company will have the right to terminate or suspend the Termination Benefits. The termination or suspension of such payments in the event of such breach by you will not affect your continuing obligations under this Agreement.

     9. Legal Representation

     This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

     10. Consent to Jurisdiction

     You and the Company hereby consent to the exclusive jurisdiction of the Circuit Court of the State of Florida and the United States District Court for the Southern District of Florida with respect to any claim for violation of this Agreement. With respect to any such court action you (a) submit to the jurisdiction of such courts, (b) consent to service of process, and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

     11. Other Provisions

     You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it. If you sign this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. For a period of seven (7) days from the date you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned. This Agreement shall not become effective or enforceable until the expiration of the revocation period.

     This letter constitutes the entire agreement regarding your resignation from the Company, and supersedes any previous agreements or understandings between us, except for Sections 7, 8 and 9 of the Employment Agreement, which remain in full force and effect. In signing this Agreement, you are not relying upon any oral promises or representations made by anyone at or on behalf of the Company.

     This Agreement will be interpreted and enforced under the laws of the State of Florida, without regard to conflict of law principles. In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company.

     Please indicate your agreement to the terms of this Agreement by signing and returning to me a copy of this letter.

     THIS AGREEMENT IS EXECUTED UNDER SEAL.

                                        Very truly yours,

                                        BLUEGREEN CORPORATION


                                        By: ______________________________
                                            [Name]
                                            [Title]

You are advised to consult with an attorney before signing this Agreement. The foregoing is agreed to and accepted by:


Date: ______________________            __________________________________
                                        [EMPLOYEE]


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